DUNE ENERGY ANNOUNCES PURCHASE OF ADDITIONAL BAYOU COUBA ASSETS AND CERTAIN DEBENTURES

Houston, Texas, December 26, 2006 - Dune Energy, Inc. ("Dune" or the "Company") (AMEX: DNE) announced today that it purchased from TransAtlantic Petroleum Corp. ("TNP"), TNP's 10% working interest and related interests in the Bayou Couba project, St. Charles Parish, Louisiana held by its subsidiary, TransAtlantic Petroleum (USA) Corp., and certain 8% Convertible Secured Debentures issued by American Natural Energy Corp. ("ANEC") in the principal face amount of $3.0 million held by TNP (the "Debentures"). The Debentures, which are secured by substantially all of ANEC's assets, matured on September 30, 2006 and are now in default. Total consideration for the purchase was $2 million, which Dune obtained from its senior lender.

Under a prior agreement with ANEC, ANEC assigned to Dune, one-half of ANEC's rights under a certain Development Agreement with a major integrated oil and gas company. Such Development Agreement created an area of mutual interest ("AMI") covering approximately 11,500 acres at Bayou Couba, which management of the Company considers highly prospective. The purchase of TNP's working interest further increases Dune's interest at Bayou Couba.

About Dune Energy

Houston-based Dune Energy is a rapidly growing E&P company with oil and gas exploration and development concentrated along the Louisiana/Texas Gulf Coast as well as the Fort Worth Basin Barnett Shale. Additional information is available at www.duneenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.